SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 7, 2005

QRS Music Technologies, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-31955	36-3683315
(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2011 Seward Avenue, Naples, Florida 34109

(Address of Principal Executive Offices)

(239) 597-5888

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

☐            Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act  17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e)4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Election of Directors

The Company has elected three new directors to fill vacancies on its board of directors.  The new directors are:

Frank Seta

Mr. Seta is currently President of Seta Music in Cincinnati, Ohio.  Prior to opening his store, he was the Chief Marketing Officer for the Gibson Musical Instrument Company and spent over 20 years with the Baldwin Piano Company in various senior management positions, including Vice President of Acoustic and Digital Pianos prior to his resignation in May, 2001.  Mr. Seta has also served on numerous industry committees.  Mr. Seta has agreed to serve on the Company’s Audit Committee and Mergers and Acquisitions Committee.

Thomas O’Grady

Since June 2003, Mr. Thomas O’Grady has been Executive Vice President of Commercial Banking at Mt. Prospect National Bank in Mount Prospect, IL.  Prior to June 2003, Mr. O’Grady was a First Vice President, Division Head at Bank One, NA.  He has in total 26 years of commercial banking experience.  Mr. O’Grady has a Bachelor of Science degree in business administration with an emphasis in economics from St. John’s University.  Mr. O’Grady has agreed to serve on the Company’s Audit Committee and the Disclosure Controls Committee.

Richard Kurtz.

From 1987 to 2004, Mr. Richard R. Kurtz served as Director, President and Chief Operating Officer of Alltech International Holdings, Inc.  From the acquisition of Alltech International Holdings by W.R. Grace & Co to his retirement in January 2005, Mr. Kurtz served as Chief Operating Officer of the Alltech Division of the Separations-Life Sciences Unit of W.R. Grace & Co.  He served in the United States Air Force, where he also completed two medical technology technical schools. Mr. Kurtz attended Lycoming College, Temple University, and The Pennsylvania State University before joining Applied Science Laboratories in 1968. Mr. Kurtz was the Operations and Plant Manager of that firm at the time it was acquired by Alltech Associates, Inc. in 1982. Mr. Kurtz has agreed to serve on the Company’s Compensation Committee and the Mergers and Acquisitions Committee.

The new directors were elected by the existing Board of Directors to serve until the next meeting of shareholders at which directors are elected.  The Board of Directors now consists of Richard Dolan, Ann Jones, Richard Kurtz, Geoffry Matlin, Thomas O’Grady and Frank Seta.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 9, 2005

QRS MUSIC TECHNOLOGIES, INC.

Thomas A. Dolan
Title: Chief Executive Officer

Ann A. Jones
Title: Chief Financial Officer